Exhibit 99.1
VYNE Therapeutics Reports Second Quarter 2021 Financial Results and Announces New Strategic Direction to Develop Treatments for Immunological and Inflammatory Diseases
Company announced license agreement with In4Derm Limited for BETi platform earlier this morning
Company has initiated a process to explore a sale or license of its topical minocycline franchise
Phase 2a results for FMX114 expected by year end and VYN201 and VYN202 to enter the clinic in 2022
Company has prepaid the entirety of its outstanding debt and expects to significantly reduce operating expenses
Conference call and live webcast today at 8:30 am Eastern Time

BRIDGEWATER, N.J., August 12, 2021 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”) today announced financial results for the second quarter ended June 30, 2021. The Company also announced that following an evaluation of its commercial and research and development assets, it has determined to transition its focus and resources to developing treatments for immuno-inflammatory diseases of high unmet medical need and has initiated a process to explore a sale or license of its topical minocycline franchise.

Strategic Process to Sell or License Topical Minocycline Franchise

VYNE conducted a review of its commercial and research and development portfolio of assets to determine how to optimally deploy capital and maximize shareholder value. Following this review, the Company has determined to initiate a process to explore a sale or license of its topical minocycline franchise, including AMZEEQ, ZILXI and FCD105 (the Company’s Phase 3 proprietary novel topical combination foam formulation of minocycline and adapalene for the treatment of moderate-to-severe acne vulgaris), as well as the underlying Molecule Stabilizing Technology platform specific to this portfolio. As VYNE transitions its focus and spend toward developing its pipeline, the Company expects to immediately reduce certain of its operating expenses currently supporting its commercial operations, but intends to maintain its sales force into the fourth quarter of 2021 while it seeks a commercial partner.

“We continue to face headwinds commercializing our products in this environment,” said David Domzalski, CEO of VYNE. “We have been evaluating our portfolio of assets for some time in order to determine how to optimally deploy capital and drive shareholder value. After careful consideration, we have made the strategic decision to initiate a process to sell or license our topical minocycline franchise. We continue to believe that these products have significant commercial value, but their full potential is more likely to be realized in the hands of a partner with additional scale and resources. Going forward, we will focus our efforts on our pipeline of novel drug candidates.”

Focus on Immunological and Inflammatory Conditions

As announced in a separate press release earlier today, VYNE entered into an exclusive evaluation and option agreement with In4Derm Limited (“In4Derm”), a spin-out of the University of Dundee’s School of Life Sciences, focused on the discovery and development of proprietary Bromodomain and Extra-Terminal Domain inhibitors (BETi) for the treatment of immunology and oncology conditions. This partnership provides VYNE exclusive access to a library of small molecule NCEs and a unique platform to develop both topical and oral BETi therapeutics for any condition worldwide.

Topical BETi program: On August 6, 2021, VYNE exercised its option to develop topical BET inhibitors. VYN201 is a first-in-class topical pan-BD BET inhibitor that is designed to mitigate systemic drug exposure and will be developed for topical applications. VYNE intends to progress VYN201 in rare, neutrophilic, dermatological indications where there is significant unmet need due to a lack of indicated treatment options. This program is expected to enter the clinic in 2022.
1

Oral BETi program: VYNE expects to exercise its exclusive option with In4Derm to develop oral BET inhibitors following the selection of a lead candidate for the program. VYN202, is an orally-delivered, first-in-class BET inhibitor that is highly selective for Bromodomain 2 (“BD2”). By selectively inhibiting BD2, the Company believes VYN202 could have a more targeted anti-inflammatory effect with an improved benefit/risk profile and views VYN202 as having significant potential as a novel, oral treatment for major immuno-inflammatory indications. Upon final candidate selection and exercise of its option, the Company intends to commence an IND-enabling non-clinical safety program and enter the clinic next year.

FMX114: VYNE plans to continue investing in FMX114 (its proprietary tofacitinib and fingolimod combination gel) for the treatment of mild to moderate atopic dermatitis. The Company remains on track to enroll the first patient in a Phase 2a proof of concept study in 3Q 2021, and topline results are expected by the end of this year.

“As we transition our focus and spend toward developing our pipeline, we have made the difficult decision to significantly reduce our workforce. I would like to personally thank the employees who will be affected by this decision for their hard work and dedication to the Company, particularly during the pandemic,” said Mr. Domzalski.

“We believe the best way to create value for our shareholders is to re-focus our resources on advancing our proprietary pipeline,” Mr. Domzalski continued. “In support of this transition, we also expect to meaningfully reduce our operating expenses through the remainder of the year from $20 to $25 million per quarter to approximately $10 million per quarter by the start of 2022.”

“Our partnership with In4Derm provides us access to an exciting BETi platform for both topical and oral treatments for immuno-inflammatory diseases of high unmet medical need. We intend to leverage our existing development capabilities and strong network of discovery and preclinical science partners to develop products and advance a series of truly innovative new medicines through the clinic,” said Mr. Domzalski.
Second Quarter and Recent Highlights:
•AMZEEQ and ZILXI were approved in Chinese Economic Pilot Zone
◦The products will be sold in the region by Cutia Therapeutics, (“Cutia”), which licensed the exclusive rights to market AMZEEQ and ZILXI in Greater China.
•Investigator-sponsored trial initiated at Austin Institute for Clinical Research evaluating AMZEEQ with oral isotretinoin in patients with moderate to severe acne.
•On August 9, 2021, the Company initiated a patent infringement suit against Padagis Israel Pharmaceuticals Ltd. (f/k/a Perrigo Israel Pharmaceuticals Ltd. (“Padagis”)) in the United States District Court for the District of Delaware arising from Padagis’s ANDA filing with the FDA seeking approval to manufacture and sell a generic version of AMZEEQ in the U.S. prior to the expiration of the Company’s patents.
•On August 11, 2021, the Company prepaid the entirety of its outstanding indebtedness under its Credit Agreement. The Company paid to its lenders approximately $36.5 million, including a 4% prepayment premium and accrued but unpaid interest. The Credit Agreement has been terminated.

Financial Performance (in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total Revenues	$4,258	$11,688	$8,377	$13,438
Net Loss	$(19,924)	$(167,440)	$(40,474)	$(207,673)
Diluted Net Loss per Share	$(0.39)	$(4.83)	$(0.81)	$(9.17)
Adjusted Net Loss*	$(18,023)	$(17,601)	$(36,131)	$(56,075)
Adjusted Diluted Net Loss per Share*	$(0.35)	$(0.51)	$(0.72)	$(2.48)
Adjusted EBITDA*	$(16,921)	$(16,696)	$(33,945)	$(54,042)
* See "Note Regarding the Use of Non-GAAP Financial Measures" elsewhere in this earnings release.
Financial Results for the Second Quarter Ended June 30, 2021
Revenues

Revenues totaled $4.3 million for the three months ended June 30, 2021 compared to $11.7 million for the three months ended June 30, 2020. For the three months ended June 30, 2021, our revenue consisted of $4.0 million of product sales and $0.3 million of royalty revenue. For the three months ended June 30, 2020, revenues consisted of $1.5 million of product sales, $0.2 million of royalty revenue and $10.0 million of license revenue.
The increase in product sales is due to the ZILXI product launch in October 2020 and an increase in demand for AMZEEQ. The decrease in license revenue for the three months ended June 30, 2021 as compared to license revenue for the three months ended June 30, 2020 is due to the upfront cash payment received in 2020 under the licensing agreement with Cutia for the sale and marketing of our topical minocycline products in China.
Cost of Goods Sold
Cost of goods sold was $0.8 million for the three months ended June 30, 2021 compared to $0.2 million for the three months ended June 30, 2020. The increase in cost of goods sold is primarily due to an increase in sales volume.
Our gross margin percentage was 80% and 85% for the three months ended June 30, 2021 and June 30, 2020, respectively.
Research and Development Expenses
Our research and development expenses for the three months ended June 30, 2021 were $6.4 million, representing a decrease of $6.7 million, or 51.1%, compared to $13.1 million for the three months ended June 30, 2020. Employee-related expenses decreased $4.6 million primarily due to severance costs incurred in 2020 due to the merger with Foamix Pharmaceuticals Ltd. (the "Merger"), including stock based compensation. Clinical trial and manufacturing expenses decreased with the completion of FCD105 and serlopitant clinical trials and the product launches of AMZEEQ and ZILXI during 2020.
Selling, General and Administrative Expenses
Our selling, general and administrative expenses for the three months ended June 30, 2021 were $15.8 million, representing a decrease of $10.6 million, or 40.2%, compared to $26.5 million for the three months ended June 30, 2020. Employee-related expenses decreased by $8.5 million primarily due to severance costs incurred in 2020 due to the Merger. Professional services spend decreased as these expenses were incurred in 2020 as a result of the Merger.
Financial Results for the Six Months Ended June 30, 2021
Revenues
Revenues totaled $8.4 million for the six months ended June 30, 2021 compared to $13.4 million for the six months ended June 30, 2020. For the six months ended June 30, 2021, our revenue consisted of $7.9 million of product sales and $0.5 million of royalty revenue. For the six months ended June 30, 2020, revenues consisted of $3.2 million of product sales, $0.2 million of royalty revenue and $10.0 million of license revenue.
The increase in product sales is due to the ZILXI product launch in October 2020 and increase in demand for AMZEEQ. The decrease in license revenue for the six months ended June 30, 2021 as compared to license revenue for the six months ended June 30, 2020 is due to the upfront cash payment received in 2020 under the licensing agreement with Cutia for the sale and marketing of our topical minocycline products in China.
Cost of Goods Sold
Cost of goods sold was $1.4 million for the six months ended June 30, 2021 compared to $0.5 million for the six months ended June 30, 2020. The increase in cost of goods sold is primarily due to an increase in sales volume.
Our gross margin percentage was 82% and 85% for the six months ended June 30, 2021 and June 30, 2020, respectively.
Research and Development Expenses
Our research and development expenses for the six months ended June 30, 2021 were $12.7 million, representing a decrease of $16.3 million, or 56.2%, compared to $29.1 million for the six months ended June 30, 2020. Employee-related expenses decreased $9.6 million primarily due to severance costs incurred in 2020 due to the Merger, including stock based compensation. Clinical trial and manufacturing expenses decreased with the completion of FCD105 and serlopitant clinical trials and the product launches of AMZEEQ and ZILXI during 2020.
Selling, General and Administrative Expenses
Our selling, general and administrative expenses for the six months ended June 30, 2021 were $32.5 million, representing a decrease of $19.4 million, or 37.4%, compared to $51.9 million for the six months ended June 30, 2020. Employee-related expenses decreased by $13.6 million primarily due to severance costs incurred in 2020 due to the Merger, including stock based compensation. Professional services spend decreased as these expenses were incurred in 2020 as a result of the Merger.

Cash & Cash Equivalents
As of June 30, 2021, VYNE had cash, cash equivalents, restricted cash and investments of $104.0 million. As discussed above, subsequent to the end of the second quarter, on August 11, 2021, the Company paid its lenders approximately $36.5 million in respect of its outstanding indebtedness and the Credit Agreement was terminated. Following such prepayment and based on its plans to conduct a Phase 2b clinical trial for FMX114 (assuming positive results in the Phase 2a study) and progress both the topical and oral BETi programs into the clinic in 2022, the Company currently believes it has sufficient cash and cash equivalents to fund its operations through the end of the second quarter of 2022. This assumes that operating expenses will be significantly reduced in connection with the disposition of the minocycline franchise and projected clinical trial costs. This also excludes potential proceeds received from a sale or license of the minocycline franchise, business development transactions or financing transactions, which are all beyond the Company’s control. See Note 1 to our unaudited interim condensed consolidated financial statements included in VYNE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 for additional discussion on liquidity.

Conference Call and Live Webcast
VYNE management will host a conference call and live webcast today, Thursday, August 12, 2021, at 8:30 am Eastern Time to discuss the financial results and provide a business update.

Toll Free:	877-256-3294
International:	212-231-2918
Conference ID:	21995997
Webcast:	http://public.viavid.com/index.php?id=145705
A replay of the call will be archived on the Company’s website at www.vynetherapeutics.com promptly after the conference call.

Note Regarding the Use of Non-GAAP Financial Measures
The Company has provided certain non-GAAP financial information as additional information to measure operating performance, including, among others, Adjusted Total Operating Expenses, Adjusted Net Loss, Adjusted Diluted Net Loss per Share and Adjusted EBITDA. The Company believes that its presentation of such non-GAAP measures provides useful information to management and investors regarding its financial condition and operations. Specifically, these measures exclude, among other things, share-based compensation. The Company does not believe that such expenses accurately reflect the Company's ongoing operations, and the Company does not expect to incur similar expenses in future periods. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company has provided required reconciliations to the most comparable GAAP measures elsewhere in the document.

ZILXI and AMZEEQ Important Safety Information
Indications

ZILXI® (minocycline) topical foam, 1.5% is for the treatment of adults with pimples and bumps caused by a condition called rosacea. It is not known if ZILXI is safe and effective in children.

AMZEEQ® (minocycline) topical foam, 4% is for the treatment of pimples and red bumps (non-nodular inflammatory lesions) that happen with moderate to severe acne in patients 9 years age and older. It is not known if AMZEEQ is safe and effective in children under 9 years of age.

ZILXI and AMZEEQ are both topical forms of the antibiotic minocycline and are available by prescription only. ZILXI and AMZEEQ are for use on skin only (topical use). ZILXI and AMZEEQ are not for use in the mouth, eyes or vagina.

ZILXI and AMZEEQ should not be used for the treatment of infections.

Important Safety Information

•ZILXI or AMZEEQ should not be used in people who are allergic to ZILXI, AMZEEQ, or any tetracycline medicine. Use of ZILXI or AMZEEQ should be stopped right away if a rash or other allergic symptom occurs.
•ZILXI or AMZEEQ should not be used in women who are pregnant, may become pregnant or are nursing. If a woman becomes pregnant while using ZILXI or AMZEEQ, she should talk to her doctor. Tetracycline medicine when taken by mouth during pregnancy, infancy and/or childhood up to the age of 8 years may permanently discolor teeth (yellow-gray-brown) and may slow the growth of bones.
•ZILXI and AMZEEQ are flammable and fire, flame, and smoking must be avoided when applying and right after applying ZILXI or AMZEEQ.
•People should protect their skin from the sun while using ZILXI or AMZEEQ and avoid sunlight or artificial sunlight such as sunlamps or tanning beds. Use of ZILXI or AMZEEQ should be stopped if skin is sunburned.
•When taken by mouth, minocycline may cause feelings of lightheadedness, dizziness or spinning. People should not drive or operate dangerous machinery if they have these symptoms.

ZILXI and AMZEEQ are both topical foams that contain minocycline, a tetracycline medicine. They are not taken by mouth. However, tetracyclines, when taken by mouth (capsules or tablets), may cause serious side effects, including: diarrhea which may be caused by an infection and cause watery or bloody stools; loss of appetite; tiredness; yellowing of the skin or eyes (jaundice); bleeding more easily than normal; confusion; sleepiness; vision changes, including blurred vision, double vision, or permanent vision loss; unusual headaches; fever; rash; joint pain; body weakness; discoloration or darkening of the skin, scars, teeth, or gums. People should call their doctor right away if these side effects occur.

The most common side effect of ZILXI is diarrhea. The most common side effect of AMZEEQ is headache.

These are not all of the possible side effects for ZILXI or AMZEEQ. People should contact their doctor for medical advice about side effects and be sure to tell their doctor about all of their medical conditions and medicines they take before using ZILXI or AMZEEQ.

People are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

Please see full Prescribing Information for ZILXI and AMZEEQ.
About VYNE Therapeutics Inc.
VYNE's mission is to improve the lives of patients by developing proprietary, innovative and differentiated therapies for the treatment of immuno-inflammatory conditions.

With expertise in topical medicine innovation as a springboard, VYNE is working to develop and commercialize a variety of solutions using its topical formulation capabilities, including its proprietary Molecule Stabilizing Technology (MST)™, and has received FDA approval for AMZEEQ® (minocycline) topical foam, 4%, and for ZILXI® (minocycline) topical foam, 1.5%. For more information about our approved products, please see AMZEEQ’s Full Prescribing Information at AMZEEQ.com and ZILXI’s Full Prescribing Information at ZILXI.com.

For more information about VYNE Therapeutics Inc. or its investigational products, visit www.vynetherapeutics.com or follow VYNE on Twitter. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.
About Bromodomain and Extra-Terminal Domain Inhibitors
BET proteins are key components of transcriptional processing for a wide range of proinflammatory and immunoregulatory genes.1 Inactivation of BET proteins such as BRD4 directly perturbs the biosynthesis of pro-inflammatory proteins that are implicated in a wide variety of immune-inflammatory/fibrotic and myeloproliferative neoplastic disorders. A topically applied BETi product has the possibility to positively impact diseases involving multiple, diverse inflammatory cell signaling pathways that are active in rare neutrophilic dermatoses. Furthermore, bromodomain 2 selective oral BET inhibitors may present as convenient, non-biologic treatment options for both acute control and chronic management of immuno-inflammatory indications, where the damaging effects of unrestricted inflammatory signaling activity is common.

1. Wang N, Wu R, Tang D and Kang R, Signal Transduct. Target Ther. 2021 Jan 19;6(1):23

Investor Relations:
Joyce Allaire
LifeSci Advisors, LLC
646-889-1200
jallaire@lifesciadvisors.com

Tyler Zeronda
Chief Financial Officer
VYNE Therapeutics
908-731-6180
Tyler.Zeronda@vynetx.com
Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the development and commercialization of VYNE’s products and product candidates, including the BETi programs, FCD105 and FMX114, and other statements regarding the future expectations, plans and prospects of VYNE, including the potential sale or license of its topical minocycline franchise. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: VYNE’s ability to sell or license the topical minocycline franchise on acceptable terms in a timely manner or at all; VYNE’s ability to successfully finance and develop the BETi platform; the COVID-19 pandemic and its impact on our business operations and liquidity, including the ability to progress a preclinical or clinical trial; adverse events associated with the development and commercialization of our product candidates and approved products; the outcome and cost of pre-clinical and clinical trials for current and future product candidates; determination by the FDA that results from VYNE’s pre-clinical and clinical trials are not sufficient to support registration or marketing approval of product candidates; the outcome of pricing, coverage and reimbursement negotiations with third party payors for AMZEEQ, ZILXI or any other products or product candidates that VYNE may commercialize in the future; whether, and to what extent, third party payors impose additional requirements before approving AMZEEQ and ZILXI prescription reimbursement; the eligible patient base and commercial potential of AMZEEQ, ZILXI or any of VYNE’s other products or product candidates; risks of potential litigation by third-parties regarding infringement of third-party intellectual property; risks that VYNE’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of VYNE’s patents may be held to be narrowed, invalid or unenforceable or one or more of VYNE’s patent applications may not be granted and potential competitors may also seek to design around VYNE’s granted patents or patent applications; additional competition in the acne and dermatology markets; risks related to our indebtedness; inability to raise additional capital on favorable terms or at all; VYNE’s ability to recruit and retain key employees, including members of its sales force during the process to sell or license its minocycline franchise; volatility in our stock price may result in rapid and substantial increases or decreases in our stock price that may or may not be related to our operating performance or prospects; and VYNE’s ability to stay in compliance with applicable laws, rules and regulations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in VYNE’s subsequent filings with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	June 30	December 31
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$103,406	$57,563
Restricted cash	605	855
Investment in marketable securities	—	1,027
Trade receivables, net of allowances	10,868	15,819
Prepaid and other assets	5,268	4,591
Inventory	8,279	7,404
Total Current Assets	128,426	87,259
Property and equipment, net	501	555
Operating lease right-of-use assets	1,225	1,583
Prepaid and other assets	3,831	4,345
Total Assets	$133,983	$93,742

Liabilities and shareholders’ equity
Current Liabilities:
Trade payables	$10,080	$4,780
Accrued expenses	10,146	11,452
Debt	33,375	—
Employee related obligations	3,481	4,360
Operating lease liabilities	434	757
Other	104	104
Total Current Liabilities	57,620	21,453
Liability for employee severance benefits	206	312
Operating lease liabilities	812	853
Long-term debt	—	33,174
Other liabilities	452	457
Total Liabilities	59,090	56,249
Commitments and Contingencies	—	—
Shareholders' Equity:
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at June 30, 2021 and December 31, 2020, respectively; no shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Common stock: $0.0001 par value; 75,000,000 shares authorized at June 30, 2021 and December 31, 2020, respectively; 51,511,845 and 43,205,221 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	5	4
Additional paid-in capital	681,558	603,685
Accumulated deficit	(606,670)	(566,196)
Total Shareholders' Equity	74,893	37,493
Total Liabilities and Shareholders' Equity	$133,983	$93,742

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30		Six months ended June 30
	2021	2020	2021	2020
Revenues
Product sales	$3,963	$1,483	$7,852	$3,233
License revenues	—	10,000	—	10,000
Royalty revenues	295	205	525	205
Total Revenues	4,258	11,688	8,377	13,438

Cost of goods sold	795	216	1,396	487

Operating Expenses:
Research and development	6,409	13,119	12,742	29,072
Selling, general and administrative	15,835	26,459	32,451	51,874
Goodwill and in-process research & development impairments	—	54,345	—	54,345
Contingent Stock Right Remeasurement	—	84,726	—	84,726
Total Operating Expenses	22,244	178,649	45,193	220,017
Operating Loss	18,781	167,177	38,212	207,066
Interest expense	1,074	1,070	2,136	2,137
Other expense (income), net	69	(548)	126	(1,271)
Loss Before Income Tax	19,924	167,699	40,474	207,932
Income tax expense (benefit)	—	(259)	—	(259)
Net Loss	$19,924	$167,440	$40,474	$207,673

Loss per share basic and diluted	$0.39	$4.83	$0.81	$9.17

Weighted average shares outstanding - basic and diluted	51,411	34,663	50,162	22,656

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)
(Unaudited)

	Six months ended June 30
	2021	2020
Cash Flows From Operating Activities:
Net Loss	$40,474	$207,673
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	55	187
Goodwill and in-process research & development impairments	—	54,345
Contingent stock right remeasurement	—	84,726
Changes in marketable securities and bank deposits, net	—	(142)
Changes in accrued liability for employee severance benefits, net of retirement fund profit	(108)	(21)
Stock-based compensation	4,343	12,527
Non-cash finance income, net	(150)	(833)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Decrease (increase) in trade receivables, prepaid and other assets	4,266	(9,807)
Decrease (increase) in other non-current assets	876	(6,026)
Increase (decrease) in accounts payable and accruals	3,259	(10,908)
Increase in inventory	(875)	(4,445)
Net cash used in operating activities	(28,808)	(88,070)
Cash Flows From Investing Activities:
Purchase of fixed assets	—	(113)
Cash acquired through merger	—	38,641
Proceeds from sale and maturity of marketable securities	1,027	48,577
Net cash provided by investing activities	1,027	87,105
Cash Flows From Financing Activities:
Proceeds related to issuance of common shares through offerings, net of issuance costs	73,127	53,646
Proceeds related to issuance of stock for stock-based compensation arrangements, net	247	100
Net cash provided by financing activities	73,374	53,746
Increase in cash, cash equivalents and restricted cash	45,593	52,781
Effect of exchange rate on cash, cash equivalents and restricted cash	—	1
Cash, cash equivalents and restricted cash at beginning of the period	58,418	44,584
Cash, cash equivalents and restricted cash at end of the period	$104,011	$97,366
Cash and cash equivalents	$103,406	$96,511
Restricted cash	605	855
Total cash, cash equivalents and restricted cash shown in statement of cash flows	$104,011	$97,366
Supplementary information on investing and financing activities not involving cash flows:
Cashless exercise of warrants and restricted stock units	*	*
Issuance of shares under employee stock purchase plan	$144	$163
Additions to operating lease right of use assets	$—	$1,120
Additions to operating lease liabilities	$—	$1,120

Supplemental disclosure of cash flow information:
Interest received	$11	$298
Interest paid	$1,936	$1,946

Fair value of assets acquired	$—	$117,270
Less liabilities assumed	—	5,827
Net acquired	—	111,443
Less cash acquired	—	38,641
Merger net of cash acquired	$—	$72,802

*    Represents an amount less than one thousand
Non-GAAP Financial Measures
The following tables reconcile non-GAAP financial measures presented in this press release or that may be presented on the Company’s conference call with analysts and investors. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but rather in addition to, other financial measures prepared by the Company in accordance with GAAP, including the year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies, and the Company does not recommend the sole use of these non-GAAP measures to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for the three and six months ended June 30, 2021 and June 30, 2020. In order for investors to be able to more easily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2020 period in the reconciliation tables below.
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP)
The following table provides a reconciliation of Net loss (GAAP) to EBITDA (non-GAAP) and Adjusted EBITDA (non-GAAP) for the three and six months ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net loss (GAAP)	(19,924)	(167,440)	(40,474)	(207,673)
Income tax expense (benefit)	—	(259)	—	(259)
Interest expense, net	1,074	1,070	2,131	2,105
Depreciation and amortization	28	94	55	187
EBITDA (non-GAAP)	(18,822)	(166,535)	(38,288)	(205,640)

Share based compensation expense	1,901	10,768	4,343	12,527
Goodwill and in-process research & development impairments	—	54,345	—	54,345
Contingent Stock Right Remeasurement	—	84,726	—	84,726
Adjusted EBITDA (non-GAAP)	(16,921)	(16,696)	(33,945)	(54,042)

Reconciliation of Net Loss, Adjusted Net Loss and other non-GAAP metrics
The following table provides detailed reconciliations of various other income statement data between GAAP and non-GAAP amounts for the three and six months ended June 30, 2021 and 2020 (in thousands, except per share data):

	Three months ended June 30		Six months ended June 30
	2021	2020	2021	2020

Net Loss (GAAP)	(19,924)	(167,440)	(40,474)	(207,673)
Share based compensation expense	1,901	10,768	4,343	12,527
Goodwill and in-process research & development impairments	—	54,345	—	54,345
Contingent Stock Right Remeasurement	—	84,726	—	84,726
Adjusted Net Loss (non-GAAP)	(18,023)	(17,601)	(36,131)	(56,075)

Research and development expense (GAAP)	6,409	13,119	12,742	29,072
Share based compensation expense	(442)	(3,050)	(900)	(3,566)
Adjusted Research and development expense (non-GAAP)	5,967	10,069	11,842	25,506

Selling, general and administrative expense (GAAP)	15,835	26,459	32,451	51,874
Share based compensation expense	(1,459)	(7,718)	(3,443)	(8,961)
Adjusted Selling, general and administrative expense (non-GAAP)	14,376	18,741	29,008	42,913

Total Operating Expenses (GAAP)	22,244	178,649	45,193	220,017
Share based compensation expense	(1,901)	(10,768)	(4,343)	(12,527)
Goodwill and in-process research & development impairments	—	(54,345)	—	(54,345)
Contingent Stock Right Remeasurement	—	(84,726)	—	(84,726)
Adjusted Total Operating Expenses	20,343	28,810	40,850	68,419

Total Operating Loss (GAAP)	(18,781)	(167,177)	(38,212)	(207,066)
Share based compensation expense	1,901	10,768	4,343	12,527
Goodwill and in-process research & development impairments	—	54,345	—	54,345
Contingent Stock Right Remeasurement	—	84,726	—	84,726
Adjusted Total Operating Loss (non-GAAP)	(16,880)	(17,338)	(33,869)	(55,468)

Net loss per common share - basic and diluted (GAAP)	(0.39)	(4.83)	(0.81)	(9.17)
Share based compensation expense	0.04	0.31	0.09	0.55
Goodwill and in-process research & development impairments	—	1.57	—	2.40
Contingent Stock Right Remeasurement	—	2.44	—	3.74
Adjusted Net loss per share - basic and diluted (non-GAAP)	(0.35)	(0.51)	(0.72)	(2.48)
Weighted average number of common shares outstanding - basic and diluted	51,411	34,663	50,162	22,656